EXHIBIT 32

CERTIFICATION
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1350, the undersigned officers of Zions Bancorporation, National Association (the “Bank”) hereby certify that, to the best of their knowledge, the Bank’s Quarterly Report for the three months ended September 30, 2026 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 (15 U.S.C. 78m) and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date: November 5, 2026

/s/ Harris H. Simmons
Name:	Harris H. Simmons
Title:	Chairman and Chief Executive Officer

/s/ R. Ryan Richards
Name:	R. Ryan Richards
Title:	Executive Vice President and Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.